UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 205490
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2006
SOVEREIGN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-16581	23-2453088

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

1500 Market Street, Philadelphia, Pennsylvania	19102

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 557-4630
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement
     On February 15, 2006, 150,000 shares of restricted stock, which Sovereign previously awarded to Mr. Sidhu subject to specified performance criteria, were cancelled because not all of the performance criteria attached to this long-term incentive award were achieved during the five-year performance cycle.
     On March 15, 2006, the Compensation Committee (the “Committee”) of the Board of Directors established new long-term equity incentive performance goals for Mr. Sidhu for the period of January 1, 2006, through December 31, 2010, and awarded Mr. Sidhu 150,000 performance units. In light of Mr. Sidhu’s vision for Sovereign and the potential for stock price appreciation as expressed to the Committee, the Committee determined that the award will vest only in the event that, during the five-year term performance cycle, Sovereign’s operating/cash earnings per share equal or exceed $2.84 in a fiscal year (the “EPS Criteria”) or Sovereign common stock closes at or above $40 per share for 20 consecutive trading days (the “Trading Price Criteria”). In addition, the performance units will not vest unless Sovereign Bank is “well capitalized” and has a Tier 1 leverage ratio of 6% or higher (as those terms are defined under applicable Office of Thrift Supervision regulations on March 15, 2006) on the date that the EPS Criteria or the Trading Price Criteria is achieved. If the performance criteria are achieved within the five-year performance period, Mr. Sidhu will receive a cash payment within 45 days of the date that Sovereign determines that the performance criteria are achieved equal to the value of 150,000 shares of common stock determined as of such date. If the performance criteria are not achieved by December 31, 2010, the award will be forfeited.
Item 9.01. Financial Statements and Exhibits.
       (a) Not applicable.
       (b) Not applicable.
       (c) Not applicable.
       (d) Exhibits.
     The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Performance Unit Award Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVEREIGN BANCORP, INC. (Registrant)
Dated: March 17, 2006	Stacey V. Weikel
Stacey V. Weikel
Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Performance Unit Award Agreement

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